Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of the following reports in Post-Effective Amendment No. 2 to the Registration Statement (Form S-11 No. 333-168971) and related Prospectus of Apple REIT Ten, Inc. (the “Company”) for the registration of 182,251,082 units, each of which consists of one Common Share and one Series A Preferred Share of the Company:

(1)	our report dated March 9, 2011, with respect to the audited consolidated financial statements of the Company; and

(2)	our report dated May 10, 2011, with respect to the audited financial statements of the Denver, Colorado—Hilton Garden Inn.

/s/ Ernst & Young LLP

Richmond, Virginia
August 16, 2011